Exhibit 4.1

THIS DEBENTURE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS DEBENTURE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY THIS DEBENTURE.

THIS DEBENTURE IS SUBJECT TO THE TERMS AND CONDITIONS OF THE SUBORDINATION AGREEMENT, DATED THE DATE OF THIS DEBENTURE, BETWEEN THE HOLDER AND SILICON VALLEY BANK.

Original Issue Date: May 31, 2007

$1,650,000.00

$1,650,000 SECURED ORIGINAL ISSUE DISCOUNT DEBENTURE

THIS DEBENTURE is a duly authorized and validly issued Debenture of Technest Holdings, Inc., a Nevada corporation, having its principal place of business at 10411 Motor City Drive, Suite 650, Bethesda, Maryland 20817 (the “Company”), designated as its $1,650,000 Secured Original Issue Discount Debenture (the “Debenture”).

FOR VALUE RECEIVED, the Company promises to pay to Shelter Island Opportunity Fund, LLC or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of $1,650,000.00 by the Maturity Date, and to pay interest to the Holder on the aggregate outstanding principal amount of this Debenture in accordance with the provisions hereof. This Debenture is subject to the following additional provisions:

Section 1.    Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Debenture, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Securities Purchase Agreement and (b) the following terms shall have the following meanings:

“Bankruptcy Event” means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) of the Company commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof; (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment; (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Change of Control Transaction” means the occurrence after the date hereof of any of (i) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act), excluding Markland, of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 25% of the voting securities of the Company or any Subsidiary, or (ii) the Company or any Subsidiary merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company or any Subsidiary and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction, or the Company owns less than 50% of the aggregate voting power of such Subsidiary, or (iii) the Company or any Subsidiary sells or transfers all or substantially all of its assets to another Person, whether in one transaction or in a series of related transactions.

“Event of Default” shall have the meaning set forth in Section 5.

“Maturity Date” means the earlier of (i) May 31, 2010 and (ii) the date this Debenture is permitted or required to be paid in accordance with the terms hereof (whether as a result of a prepayment, acceleration or otherwise).

“Original Issue Date” means the date of the first issuance of this Debenture, regardless of any transfers of this Debenture and regardless of the number of instruments which may be issued to evidence this Debenture.

Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP; and (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien.

“Prime Rate” means, at any date, the “Prime Rate,” as published in The Wall Street Journal (Eastern Edition) on such date or on the Trading Date immediately preceding such date if such date is not a Trading Date.

“Securities Purchase Agreement” means the Securities Purchase Agreement between the Company and the original Holder, dated as of the Original Issue Date, as amended, modified or supplemented from time to time in accordance with its terms.

Section 2.    Interest and Payments.

a)    Interest Rate. Interest shall accrue each day on the aggregate outstanding principal amount of this Debenture at the rate per annum equal to the higher of (i) the sum of 3.00% plus the Prime Rate on such date and (ii) 11.25%.

b)    Payments of Principal and Interest. The outstanding principal amount of this Debenture, and all accrued interest thereon, will be payable in 33 equal monthly installments, each in the amount of $50,000, commencing on August 31, 2007 and continuing on the same day of each month thereafter until the Maturity Date. All unpaid principal on the Debenture, and accrued interest thereon, will be paid in full on the Maturity Date.

c)    Method of Payment. All payments hereunder shall be made in immediately available funds on the date the same is due in such manner as directed by the Holder.

d)    Interest Calculations. Interest shall be calculated on the basis of a 360-day year and shall accrue daily commencing on the Original Issue Date until payment in full of the principal sum, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made.

e)    Prepayment. The Company may prepay all or any portion of the principal amount of this Debenture upon at least two Trading Days’ notice to the Holder by paying the amount of principal desired to be prepaid and, if such prepayment occurs after September 30, 2007, together with a payment equal to 10% of the amount being prepaid. All prepayments of principal hereunder shall be applied to the payment obligation of the Company under Section 2(b) in inverse order of maturity. At the option of the Holder upon notice to the Company, the principal amount of this Debenture and all accrued and unpaid interest hereon, shall become due and payable on the date on which a Change of Control Transaction shall have been consummated.

f)    Termination Fee. On the Maturity Date (including, without limitation, as a result of the occurrence of a Change of Control with respect to EOIR), the Company shall pay to the Holder, as a termination fee (and not as a penalty), an amount equal to the product of (i) $45,000 and (ii) the number of months that have elapsed between the Original Issue Date and the date such payment is made by the Company to the Holder (the “Termination Fee”); it being understood and agreed that if any such month shall be less than a full calendar month, the Termination Fee payable for that month shall be pro rated based on the number of days elapsed during that month.

Section 3.    Registration of Transfers and Exchanges.

a)    Different Denominations. This Debenture is exchangeable for an equal aggregate principal amount of Debenture of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

b)    Investment Representations. This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Securities Purchase Agreement and may be transferred or exchanged only in compliance with the Securities Purchase Agreement and applicable federal and state securities laws and regulations.

c)    Reliance on Debenture Register. Prior to due presentment for transfer to the Company of this Debenture, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 4.    Covenants. As long as any portion of this Debenture remains outstanding, the Company agrees as follows:

a)    other than the Company’s obligations existing on the Original Issue Date to (i) Silicon Valley Bank and (ii) the Persons named in each of the Subordinated Debt Subordination Agreements, it shall not enter into, create incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, unless in any such case, the obligations of the Company with respect thereto are not secured, directly or indirectly, by any assets of the Company and are subordinated to the obligations of the Company hereunder on terms satisfactory to the Holder;

b)    other than Permitted Liens and Liens granted prior to the Original Issue Date to (i) Silicon Valley Bank and (ii) the Persons named in each of the Subordinated Debt Subordination Agreements, it shall not enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

c)    it shall not amend its charter documents, including without limitation, the certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder;

d)    it shall not engage in any business other than as described in its SEC Reports filed with the Commission prior to the Original Issue Date and all activities related thereto;

e)    it shall not enter into any agreement with respect to any of the foregoing;

f)    it shall comply in all material respects with all of its obligations under the License Agreement;

g)    it shall not amend or terminate, or consent to or suffer to exist any amendment or termination of, the License Agreement;

h)    it shall pledge to the Holder (and execute and deliver to the Holder all pledge and security agreements and other documents and instruments as the Holder may request) all of the Company’s right, title and interest in and to all of the outstanding shares of capital stock of EOIR immediately following the release of the Lien held by Silicon Valley Bank in such shares (as long as EOIR is then still a Subsidiary of the Company); and

i)    it shall comply with the provisions of Section 6.7 of the Loan and Security Agreement, dated August 4, 2006, as amended as of the Original Issue Date, among Silicon Valley Bank, the Company and the Subsidiaries of the Company named therein.

Section 5.    Events of Default.

a)    “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.    any default in the payment of (A) the principal amount of this Debenture or (B) interest or other amounts owing to the Holder on this Debenture within two Trading Days as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise);

ii.    the Company shall fail to observe or perform any other covenant or agreement contained in this Debenture or any other Transaction Document to which it is a party which failure is not cured, if possible to cure, within the earlier to occur of (A) two Trading Days after notice of such failure sent by the Holder and (B) three Trading Days after the Company has become or should have become aware of such failure;

iii.   a material default or any event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Documents or (B) any other material agreement, lease, document or instrument to which the Company or any Subsidiary is obligated (and not covered by clause (vi) below);

iv.   any representation or warranty made in this Debenture, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

v.    the Company or any Significant Subsidiary shall be subject to a Bankruptcy Event;

vi.    the Company or any Subsidiary shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $100,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable; or

vii.    any monetary judgment, writ or similar final process shall be entered or filed against the Company, any Subsidiary or any of their respective property or other assets for more than $100,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days.

b)    Remedies Upon Event of Default. If any Event of Default hereunder occurs, the outstanding principal amount of this Debenture plus accrued but unpaid interest and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable. Commencing after the occurrence of any Event of Default hereunder and during its continuance, the interest rate on this Debenture shall accrue at an interest rate equal to 18.00% per annum. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law and the Transaction Documents. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Debenture until such time, if any, as the Holder receives full payment pursuant to this Section 5(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 6.    Miscellaneous.

a)    Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder shall be delivered as set forth in the Securities Purchase Agreement.

b)    Absolute Obligation. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and accrued interest, as applicable, on this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct, unconditional and secured debt obligation of the Company.

c)    Lost or Mutilated Debenture. If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, reasonably satisfactory to the Company.

d)    Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof.

e)    Waiver. Any waiver by the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver by the Holder must be in writing.

f)    Severability. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g)    Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h)    Headings. The headings contained herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

TECHNEST HOLDINGS, INC.

By:	/s/ Gino M. Pereira
Name: Gino M. Pereira
Title: Chief Financial Officer